3-17-15

PROPOPSED INVESTMENT TERM SHEET

between

EVENT CARDIO GROUP, INC.

and

(R.J. Capital Management, Ltd.)

This term sheet (“Term Sheet”) between Event Cardio Group Inc. (“ECGI”), a Nevada Corporation with its principle place of business at 2798 Thamesgate Dr., Mississauga, Ontario, Canada L4T 4E8, and (R. J. Capital Management, Ltd.), a Hong Kong corporation with an address at ____________, Hong Kong, sets forth the understanding of the parties regarding R. J. Capital Management, Ltd.’s proposed purchase of securities issued by ECGI. Immediately following the execution of this Term Sheet, the parties shall undertake to formalize this Term Sheet in a Securities Purchase Agreement.

This term sheet is non-binding and subject to the parties entering into formal agreements setting forth their respective rights and obligations. Such agreements shall contain customary representations, warranties and indemnifications.

Confidentiality

The existence of this Term Sheet, all of its individual terms and conditions and the purchase or issuance contemplated hereby are of a confidential nature and shall not be disclosed by ECGI to anyone, except its management, board members, advisors, legal counsel and auditors, without the written consent of R. J. Capital Management, Ltd .

Preliminary Terms
Issuer:	Event Cardio Group Inc. (OTC: ECGI)
Investor:	R. J. Capital Management, Ltd. or its affiliate
Securities Offered:	Common Stock
Transaction Amount:	US$4 million
Valuation:

Post-money US$20 million on a fully diluted basis. There are currently 92 million shares outstanding and 5,000,000 shares issuable upon exercise of outstanding options, warrants and convertible debt. Investor will own 24,250,000 shares representing approximately 20% of ECGI’s outstanding common stock. If shares or options or other rights exercisable for or convertible into shares of ECGI are issued prior to closing, the number of shares to be issued to Investor will be adjusted so as to equal 20% of ECGI’s outstanding common stock post-deal.

Structure:	Investor invests $4 million into the public company at closing.

Joint Venture:

ECGI and the Investor will form a Joint Venture which will have exclusive distribution and manufacture rights to the BreastCare DTSTM in China. The initial capitalization of the JV will be $5 million of which $4 million will be contributed by the Investor and $1 million will be contributed by ECGI. Initially, the ownership of the JV will be Investor – 80%; ECGI – 20%. Investor will have the right to invest an additional $5 million prior to dilution of ECGI’s 20%..

Use of Proceeds:	ECGI will use the proceeds to commercialize the BreastCare DTSTM device in North America and the People’s Republic of China
Governing Law:	New York Law
Others:	The parties acjnowledge that the execution of the Securities Purchase Agreement is subject to R. J. Capital Management, Ltd’s due diligence to its satisfaction.
Timing;

This offer will remain open only until 5 PM, March 15, 2015 (Hong Kong Time), and may not be accepted after that date. If accepted, the transaction contemplated hereby must closing no later than April 1, 2015, subject to the right of R. J. Capital Management, Ltd to extend the closing for up to 15 days by the payment of $1,000,000 of the $4,000,000 subscription amount. Upon payment of such $1,000,000, ECGI shall issue to the investor shares representing 5% of the then outstanding shares of ECGI on a fully diluted basis.

This term sheet does not constitute or evidence a binding offer or agreement, nor shall it or any discussions or course of conduct impose any obligation or liability on any of the Parties until copies have been executed and delivered by both parties. A binding agreement with respect to the proposed transaction will arise only after the Investor has completed its due diligence (with results satisfactory to them) and mutually satisfactory definitive agreements have been negotiated and executed (it being understood that the Parties shall not have any obligation or commitment to enter into such definitive agreements).

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first stated above.

Event Cardio Group Inc. By: ___/s/ John Bentivoglio_______________ Name: John Bentivoglio Title: President Agreed and accepted as of the 17th March, 2015	R. J. Capital Management, Ltd By: ___/s/ Songge Teng_______________ Name: Songge Teng Title: Director Agreed and accepted as of 17th March 2015